Exhibit (g)(37)

        TO ALL ITT CORPORATION SHAREHOLDERS:

                                THE HILTON $80 OFFER
                        MORE CERTAINTY  MORE VALUE  LESS RISK

        Hilton's $80 offer provides ITT shareholders with MORE CERTAINTY, MORE VALUE, AND A LOT LESS RISK than Starwood Lodging Trust's proposal for your shares:

        MORE CERTAINTY:

         - $80 in cash for 55% of ITT's outstanding shares paid within ten days of ITT's November 12th annual meeting.
           MORE CASH UP FRONT, AND SOON.

         - Two shares of Hilton stock plus two contingent value preferred shares (CVPs) for every ITT share, that effectively GUARANTEES $80 for the other 45%.

         - A Board committed to closing the ITT transaction QUICKLY.

         MORE VALUE:

        -  AN EXPERIENCED MANAGEMENT TEAM IN LODGING AND GAMING.

        - The ability to deliver SIGNIFICANT COST SAVINGS and synergies to the business at least $115 million per year.

        -  SIGNIFICANT GROWTH POTENTIAL
           IN A SOLID STOCK ownership in a combined Hilton ITT, the world's premier lodging and gaming company.

         WITH A LOT LESS RISK:

         With STARWOOD, you'll have the RISK of:

        - SIGNIFICANT DELAYS AND UNCERTAINTY in closing, in fact, ITT may choose to NEVER close.
           Starwood's thinly traded, highly volatile stock experiencing

        -  DOWNSIDE VOLATILITY prior to closing.

        - HIGHLY SPECULATIVE $100 million in projected cost savings.

        -  VIRTUALLY NO GAMING OPERATIONS AND MINIMAL CORPORATE STAFF.

        - CONGRESSIONAL AND IRS CONCERNS about the paired-share REIT structure.

                   VOTE YOUR WHITE PROXY CARD TODAY

           Elect Hilton's Nominees On November 12th To Receive
         The Superior Benefits, Certainty And Value Of Hilton's $80
         Offer

                             IMPORTANT
         DO NOT DELAY! Vote the WHITE proxy card as soon as you receive it. REMEMBER-Tuesday the 11th of November is a U.S. post office holiday with no regularly scheduled mail deliveries. TO BE SURE YOUR PROXY IS RECEIVED IN TIME PLEASE USE EXPRESS MAIL, FEDEX, OR UPS NEXT DAY MAIL. If you have any questions or need assistance in completing the WHITE proxy card, please contact:
         [MACKENZIE LOGO]
         156 Fifth Avenue, New York, New York 10010
         (212) 929-5500 (call collect)
         or
         CALL TOLL-FREE (800) 322-2885
         [HILTON LOGO]